Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Kathy Waller
EVP and Chief Financial Officer	AllWays Communicate, LLC
(787) 749-4949	(312) 543-6708

Triple-S Partners With Optum to Implement a Digital Innovation Strategy to
Enhance Services to Members, Clients and Providers

San Juan, PR, August 30, 2017 – Triple-S Salud, the managed care subsidiary of Triple-S Management Corporation (NYSE: GTS) and independent licensee of the Blue Cross Blue Shield Association in Puerto Rico, today announced it has selected Optum, a leading information and technology-enabled health services company, to implement a digital innovation strategy that will help Triple-S enhance services to its members, clients and providers.

Triple-S will leverage Optum’s depth and leadership position in data analytics, health care technology and operations to modernize and simplify business functions so that Triple-S can focus on implementing innovative, efficient services that ensure access to high-quality, affordable health care for its 1.1 million members.

The services Optum will provide to Triple-S include:

•	IT services, including transformation to a cloud-based platform
•	Application development
•	Claims processing services

Triple-S and Optum will work together to identify new initiatives that positively impact the local Puerto Rico economy and those we serve, including leveraging best practices from both organizations to support a stronger health care system.

Triple-S has worked with Optum since 2007, and expanding that relationship allows Triple-S to invest in new products and services that directly benefit members, clients and providers.

“As part of our ongoing strategic transformation, we aim to strengthen our core processes and technological capabilities while also reducing costs.  Optum’s track record of innovation and operational excellence aligns perfectly with these objectives. After a decade of working with Optum on a range of projects, we are confident that they are the right partner to help us advance our technology and enhance our operations. This partnership allows us to concentrate on using our local market knowledge and actuarial expertise to deliver competitive products and continue upgrading the level of service we provide to Triple-S members and providers,” said Roberto García-Rodríguez, CEO of Triple-S Management.

“Optum welcomes the opportunity to bring our health care technology and operations expertise to Triple-S, its members, and providers,” said Eric Murphy, chief executive officer of OptumInsight. “We are committed to helping make the health care system work better for everyone by ensuring member and provider needs are met efficiently and effectively.”

The transition for this new business relationship will begin on September 1.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks. It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

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